Exhibit 10.2

CENTRAL VIRGINIA BANK

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT, entered into as of the 21st day of April, 2009, by and between CENTRAL VIRGINIA BANKSHARES, INC., (the “Company”), and Leslie S. Cundiff (the “Employee”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company has approved this Agreement and authorized its execution and delivery on the Company’s behalf to the Employee; and

WHEREAS, the Employee is presently an officer of the Company or a subsidiary of the Company; and

WHEREAS, the Company desires to provide certain compensation to Employee if employee’s employment by the Company or its successor terminates after a Change of Control (as defined herein);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Company and the Employee hereby agree that the following terms and conditions of employment shall control and take effect only in the event there is a Change of Control:

1.            Employment After a Change of Control. If a Change of Control of the Company occurs during the Term, and the Employee is employed by the Company on the date the Change of Control occurs (the “Change of Control Date”), the Company will continue to employ the Employee in accordance with the terms and conditions of this Agreement for the period beginning on the Change of Control Date and ending on the third anniversary of such date (the “Change of Control Employment Period”). If a Change of Control occurs on account of a series of transactions, the Change of Control Date is the date of the last of such transactions. Notwithstanding any other term or provision of this Agreement, in the event of a Change of Control of the Company, Sections 1 through 7 hereof shall become effective and govern the terms and conditions of the Employee’s employment during the Change of Control Employment Period and supersede any inconsistent provisions of any other agreement between the Company and Employee. For purposes hereof: (i) the term “Company” includes any acquirer or successor to Central Virginia Bankshares, Inc.; and (ii) the term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

2.	Terms of Employment.

(a)          Position and Duties. During the Change of Control Employment Period, (i) the Employee’s position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Change of Control Date, and (ii) the Employee’s services will be performed at the location where the Employee was employed immediately preceding the Change of Control Date or any office that is the headquarters of the Company or the Employer and is less than thirty-five (35) miles from such location.

(b)          Compensation and Benefits. During the Change of Control Employment Period, the Employee shall be entitled to the following based on the applicable compensation, plan or program paid or payable, or provided, to the Employee by the Company and its affiliated companies for the twelve (12) month period immediately preceding the Change of Control Date (the “Pre-Change in Control Period”):

(i)           an annual base salary at least equal to the base salary paid or payable to the Employee by the Company and its affiliated companies for the Pre-Change in Control Period, that is reviewed at least annually, that is increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer Employees of the Company and its affiliated companies, that subsequently will not be reduced after any such increase (the term “Annual Base Salary” as used in this Agreement refers to the Annual Base Salary as so increased);

(ii)       an annual incentive opportunity generally applicable to other peer Employees of the Company and its affiliated companies, but in no event providing the Employee with a less favorable opportunity to earn a target annual bonus than that under the annual incentive plan as in effect at any time during Pre-Change in Control Period;

(iii)      other incentive (including stock incentive) opportunities or awards generally applicable to other peer Employees of the Company and its affiliated companies, but in no event providing the Employee with a less favorable such incentive opportunity or award; and

(iv)       participation in savings and retirement, insurance plans, policies and programs, coverage under welfare benefit plans, policies and programs, fringe benefits and vacation that either (A) is applicable generally to other peer Employees of the Company and its affiliated companies or (B) provides substantially the same savings opportunities and retirement benefit opportunities, coverage under welfare benefit plans, policies and programs, fringe benefits and vacation in the aggregate as those provided by the Company and its affiliated companies for the Employee under such plans, policies and programs as in effect at any time during the Pre-Change in Control Period.

(c)          Possible Reduction in Payment and Benefits. Following any Change of Control, to the extent that any amount of pay or benefits provided to the Employee under this Agreement would cause the Employee to be subject to an excise tax under sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and after taking into consideration all other amounts payable to the Employee under other Company plans, programs, policies, and arrangements, then the amount of pay and benefits provided under this Agreement shall be reduced to the extent necessary to avoid imposition of any such excise taxes. The order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation or accelerated vesting on a pro rata basis, and lastly medical, dental and vision coverage.

(d)         Acceleration of Vesting of Stock Awards. Except as may be otherwise agreed to by the Employee, all stock option and similar agreements with the Employee evidencing the grant of a stock option or other award under the Company’s 2006 Stock Incentive Plan or any successor or replacement plan will provide that (i) the vesting of such stock awards will accelerate and become immediately exercisable and fully vested as of the Change of Control Date, and (ii) in the case of stock options, the Employee will have at least ninety (90) days after termination of employment, or such longer period as may be provided for in the separate stock option agreement, but in no event longer that the end of the regular term thereof (determined without regard to the Employee’s cessation of employment) to exercise the stock options.

3.	Termination of Employment Following Change of Control.

(a)        Death or Incapacity. The Employee’s employment will terminate automatically upon the Employee’s death or Incapacity during the Change of Control Employment Period. “Incapacity” shall mean the failure of the Employee to perform the Employee’s assigned duties with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for ninety (90) consecutive calendar days.

(b)          Cause. The Company may terminate the Employee’s employment during the Change of Control Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)           the Employee’s willful misconduct in connection with the performance of the Employee’s duties which the Company believes does or may result in material harm to the Company or any of its subsidiaries;

(ii)         the Employee’s misappropriation or embezzlement of funds or property of the Company or any of its subsidiaries;

(iii)        the Employee’s fraud or dishonesty with respect to the Company or any of its subsidiaries;

(iv)        the Employee’s failure to perform any of the duties and responsibilities required by the Position (other than by reason of Incapacity) or the Employee’s willful failure to follow reasonable instructions or policies of the Bank or the Company, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Bank or the Company) to remedy such failure;

(v)         the Employee’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or any other crime with respect to which imprisonment is a possible punishment; or

(vi)        the Employee’s breach of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Bank or the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Bank or the Company) to remedy such breach or violation;

(vii)       the Employee’s breach of fiduciary duties owed to the Company or any of its subsidiaries; or

(viii)     the Employee’s willful engaging in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result, in the good faith judgment of the Company, in material injury to the Company or any of its subsidiaries, monetarily or otherwise.

(c)          Good Reason. The Employee’s employment may be terminated during the Change of Control Employment Period by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)          the continued assignment to the Employee of duties inconsistent with the Employee’s position, authority, duties or responsibilities as contemplated by Section 2(a);

(ii)         any action taken by the Bank or the Company which results in a substantial reduction in the status of the Employee, including a significant diminution in the Employee’s position, authority, duties or responsibilities;

(iii)        the relocation of the Employee to any other primary place of employment which might require the Employee to move the Employee’s residence which, for this purpose, includes any reassignment to a place of employment located more than fifty (50) miles from the Employee’s initially assigned place of employment, without the Employee’s express written consent to such relocation; provided, however, this subsection (iii) shall not apply in connection with the relocation of the Employee if the Company decides to relocate its headquarters; or

(iv)         any failure by the Company, or any successor entity following a Change of Control, to comply with the provisions of Section 2(b) hereof or to honor any other term or provision of this Agreement.

Notwithstanding the above, “Good Reason” shall not include the removal of the Employee as an officer of any subsidiary of the Company (including the Central Virginia Bank (the “Bank”) if the Bank is not the Company) in order that the Employee might concentrate the Employee’s efforts on the Company, any resignation by the Employee where Cause for the Employee’s termination by the Company exists, or an isolated, insubstantial and/or inadvertent action not taken in bad faith by the Bank or the Company and which is remedied by the Bank or the Company within a reasonable time after receipt of notice thereof given by the Employee.

(d)          Other Termination. The Board of Directors of the Company may request in writing that the Employee relinquish the Employee’s position and terminate the Employee’s employment in order to facilitate or ensure that an acquisition occurs that does not meet the definition in Section 7 of a “Change of Control.” In this event, the Employee’s employment will be deemed terminated without Cause, and the Employee will be entitled to the benefits under Section 4.

(e)         Notice of Termination. Any termination during the Change of Control Employment Period by the Company or by the Employee for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(f)          Date of Termination. “Date of Termination” means (i) if the Employee’s employment is terminated by the Company for Cause, or by the Employee for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Employee’s employment is terminated by the Company other than for Cause or Incapacity, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given), and (iii) if the Employee’s employment is terminated for Incapacity, thirty (30) days after Notice of Termination is given, provided that the Employee shall not have returned to the full-time performance of duties during such thirty (30) day period.

4.	Compensation Upon Termination.

(a)         Termination Without Cause or for Good Reason. The Employee will be entitled to the following benefits if, during the Change of Control Employment Period, the Company terminates the Employee’s employment without Cause or the Employee terminates employment with the Company or any affiliated company for Good Reason:

(i)          Accrued Obligations. The Accrued Obligations are the sum of: (A) the Employee’s Annual Base Salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given; (B) the amount, if any, of any incentive or bonus compensation theretofore earned which has not yet been paid; (C) the product of the Annual Bonus paid or payable, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (D) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Employee (but not including amounts that previously had been deferred at the Employee’s request, which amounts will be paid in accordance with the Employee’s existing directions). The Accrued Obligations will be paid to the Employee in a lump sum payment of cash or stock, as applicable, as soon as administratively feasible after the Date of Termination; provided, however, that if payment of any such Accrued Obligation at such time would result in a prohibited acceleration under Section 409A of the Code, such Accrued Obligation shall be paid at the time the Accrued Obligation would have been paid under the applicable plan, policy, program or arrangement relating to such Accrued Obligation had the Employee remained employed with the Company or the Employer.

(ii)          Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to 2.0 times the Employee’s Final Compensation. For purposes of this Agreement, “Final Compensation” means the Annual Base Salary in effect at the Date of Termination, plus the average Annual Bonus paid or payable for the two most recently completed years (both of which shall include any amount contributed therefrom by the Employee to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals and shall include any such compensation paid by Central Virginia Bank or any of its subsidiaries). The Salary Continuance Benefit will be paid to the Employee in a lump sum cash payment as soon as administratively feasible following the Date of Termination;

(iii)       Health Care Continuance Benefit. For thirty-six (36) months after the Date of Termination, coverage under any health care (medical, dental and vision) plan or plans (“Health Care Plans”) other than a flexible spending account provided to the Employee and the Employee’s spouse and dependents at the date of termination shall continue with the Company paying the normal Company paid contribution therefor for similarly situated active employees and with such coverage being available on the same basis as available to similarly active employees during such continuation period (the “Health Care Continuance Benefit”), provided that the Employee’s continued participation is possible under the general terms and provisions of such plans. The following rules shall also apply:

(A)         If the Company cannot maintain such coverage for the Employee or the Employee’s spouse or dependents under the terms and provisions of such plans and programs (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), the Company shall either provide substantially identical benefits directly or through an insurance arrangement or shall pay the Employee cash equal to the estimated cost of the expected Company contribution therefor for thirty-six (36 months after the Date of Termination with such payments to be made in accordance with the established payroll practices of the Company (not less frequently than monthly) for employees generally for the period during which such cash payments are to be provided.

(B)           The Health Care Continuance Benefit as to any Health Care Plan will cease if and when the Employee has obtained health care coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Employee and the

Employee’s spouse and dependents with respect to the specific type of benefit.

(C)        The Employee and the Employee’s spouse and dependents will become eligible for COBRA continuation coverage as of the date the Health Care Continuance Benefit ceases for all health and dental benefits.

(iv)       It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Company or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Company on the date of a Change of Control (or any other accounting firm designated by the Company) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Company under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. Employee shall have the right to designate within a reasonable period, which payments or benefits will be reduced provided, however, that if no direction is received from Employee, the Company shall implement the reductions in its discretion.

(b)         Death. If the Employee dies during the Change of Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations at the time set forth in Section 4(a)(i); (ii) three (3) months of the Employee’s Base Salary (which shall be paid to the Employee’s beneficiary designated in writing (provided such writing is executed and dated by the Employee and delivered to the Company in a form acceptable to the Company prior to the Employee’s death) and surviving the Employee or, if none, the Employee’s estate, as applicable, over the three (3) month period beginning with the month following the month in which the Employee’s death occurred in accordance with the established payroll practices of the Company (not less frequently than monthly); (iii) the timely payment or provision of the Health Care Continuance Benefit to the Employee’s spouse and dependents (not less frequently than monthly) for thirty-six (36) months following the date of death; and (iv) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(c)         Incapacity. If the Employee’s employment is terminated because of the Employee’s Incapacity during the Change of Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations at the time set forth in Section 4 (a)(i); (ii) three (3) months of the Employee’s Base Salary (which shall be paid to the Employee in a lump sum cash payment as soon as administratively feasible after the Date of Termination); (iii) the timely payment or provision of the Health Care Continuance Benefit (not less frequently than monthly) for thirty-six (36) months following the Date of Termination; and (iv) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(d)         Cause: Other than for Good Reason. If the Employee’s employment is terminated for Cause during the Change of Control Employment Period, this Agreement will terminate without further obligation to the Employee other than the payment to the Employee of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Employee. If the Employee terminates employment during the Change of Control Employment Period, excluding a termination for Good Reason, this Agreement will terminate without further obligation to the Employee other than for the Accrued Obligations (which will be paid at the time set forth in Section 4(a)(i)) and any other benefits to which the Employee may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

5.	Fees and Expenses: Mitigation: Noncompetition.

(a)         The Company will pay or reimburse the Employee for all costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred by the Employee (i) in contesting or disputing any termination of the Employee’s employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case provided the Employee’s claim is substantially upheld by a court of competent jurisdiction. Any reimbursements to be paid by the Company to the Employee under this Section 5 must be paid as soon as administratively feasible after the termination of any such litigation or other proceeding, or the settlement thereof, under terms on which the Employee’s claim is substantially upheld.

(b)          The Employee shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Employee in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Health Care Continuance Benefit, the amount of any payment provided for in Section 4 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Employee as the result of employment by another employer after the Date of Termination, or otherwise.

6.            Continuance of Health Care Continuation Benefits Upon Death. If the Employee dies while receiving a Health Care Continuance Benefit, the Employee’s spouse and dependents will continue to be covered under all applicable Health Care Plans during the remainder of the thirty-six (36) month coverage period as described above. The Employee’s spouse and dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such thirty-six (36) month period.

7.            Change of Control Defined. For purposes of this Agreement, a “Change of Control” shall mean:

(a)          the acquisition after the Effective Date by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change of Control:

(i)           acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(ii)	any acquisition by the Company;

(iii)        any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Company controlled by the Company; or

(iv)        any acquisition pursuant to a reorganization, merger or consolidation by any Company owned or proposed to be owned, directly or indirectly, by shareholders of the Company if the shareholders’ ownership of securities of the Company resulting from such transaction constitutes a majority of the ownership of securities of the resulting entity and at least a majority of the members of the board of directors of the Company resulting from such transaction were members of the Incumbent Board as defined in this Agreement at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(b)         where individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the Board of Directors; or

(c)	the Company consummates after the Effective Date:

(i)           a merger, statutory share exchange, or consolidation of the Company with any other Company, except as provided in subparagraph (a)(iv) of this section, or

(ii)         the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, neither consummation, nor shareholder approval of, the Merger by Central Virginia Bank’s or the Company’s shareholders shall constitute a Change of Control.

8.            Documents. All documents, record, tapes and other media of any kind or description relating to the business of the Company or any of its subsidiaries (the “Documents”), whether or not prepared by the Employee, shall be the sole and exclusive property of the Company. The Documents (and any copies) shall be returned to the Company upon the Employee’s termination of employment for any reason or at such earlier time or times as the Board of Directors of the Company or its designee may specify.

9.            Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

10.          Modification. The parties expressly agree that should a court find any provision of this Agreement, or part thereof, to be unenforceable or unreasonable, the court may modify the provision, or part thereof, in a manner which renders that provision reasonable, enforceable, and in conformity with the public policy of Virginia.

11.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

12.          Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

13.          Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

14.          Binding Effect. This Agreement shall be binding upon the Employee and on the Company, its successors and assigns effective on the date first above written subject to the approval by the Board of Directors of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the Employee dies before receiving all payments due under this Agreement, unless expressly otherwise provided hereunder or in a separate plan, program, arrangement or agreement, any remaining payments due after the Employee’s death shall be made to the Employee’s beneficiary designated in writing (provided such writing is executed and dated by the Employee and delivered to the Company in a form acceptable to the Company prior to the Employee’s death) and surviving the Employee or, if none, to the Employee’s estate.

15.          No Construction Against Any Party. This Agreement is the product of informed negotiations between the Employee and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Employee and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

16.          Deferred Compensation Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g. death, disability, separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by the Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder). For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If the Employee is a key employee (as defined in Section 4 16(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Employee’s expense, with the Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, termination of employment and Date of Termination will be read to mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

17.          Entire Agreement. Except as provided in the remainder of this paragraph, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement including, without limitation, agreements in effect immediately prior to any Change of Control. It is specifically agreed and acknowledged that: (i) any applicable plan or agreement providing for rights upon the occurrence of a change of control other than those designated as severance, separation, change of control or employment agreements shall not be superseded by this Agreement and shall operate in accordance with their terms; (ii) except as provided in this Agreement, the Employee shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of or with the Employer or the Company for any cessation of employment occurring while this Agreement is in effect; and (iii) that certain Consent Letter agreed to by Employee and the Company dated on or about January 30, 2009, concerning the Company’s possible participation in the United States Department of Treasury’s TARP Capital Purchase Program, shall not be superseded by this Agreement and shall operate in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

CENTRAL VIRGINIA BANKSHARES, INC.

/s/ Ralph Larry Lyons

By	Ralph Larry Lyons
Its	President and Chief Executive Officer

Address:

LESLIE S. CUNDIFF

/s/ Leslie S. Cundiff